DEED OF SALE OF SHARES OF STOCK

      This Deed of Sale of Shares of Stock (“Deed”) is entered into by and between:

ALICE R. VENTURA, of legal age, Filipino and with residence and postal address at Corner P. Gomez and McKinley Sts., Laoag City, Ilocos Norte (hereinafter referred to as “Seller”);

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AIM EXPLORATION, INC., a Nevada, USA corporation with office address at Suite 514 VGP Center, 6772 Ayala Avenue, Makati City and represented in this Deed by Mr. Gregorio P. Formoso, (hereinafter referred to as “Buyer”);

WITNESSETH:  That –

      WHEREAS, the Seller has subscribed 100,000 shares and paid for 25,000 shares in the amount of Two Hundred Fifty Pesos (P250,000.00) in the outstanding capital stock of PAH-HSU-QHUIN PHILS. MINING CORPORATION (the “Company”), a corporation duly organized and existing under the laws of the Republic of the Philippines with address at Corner P. Gomez and McKinley Sts., Laoag City, Ilocos Norte;

      WHEREAS, the Buyer is interested to purchase 14,000 shares from the Seller, and the Seller is willing to sell the same to the Buyer;

      NOW THEREFORE, the parties hereby agree as follows:

1. For and in consideration of the amount of ONE HUNDRED FORTY THOUSAND PESOS (P140,000.00), the Seller hereby sells, transfers and conveys to the Buyer all titles, rights, interest and claims over the Subject Shares in the outstanding capital stock of the Company.

2. The Seller represents and warrants to the Buyer the following:

2.1 The Seller is the lawful, recorded and beneficial owner of the Subject Shares and has the legal capacity, right and authority to sell the Subject Shares to the Buyer.

2.2 The Subject Shares are free and clear of all liens, encumbrances, options, obligations, liabilities, attachments, charges and other burden.

2.3 The Company is duly organized and validly existing under the laws         of the Republic of the Philippines.

2.4   The authorized capital stock of the   Company is FIVE MILLION SIX HUNDRED THOUSAND PESOS (Php5,600,000.00) divided into FIVE HUNDRED SIXTY THOUSAND (560,000) shares with a par value of Ten Pesos (P10.00) per share.

2.5  Except to the extent reflected or adequately reserved  against  in the financial statements or in the explanatory notes thereto, the Company had, as of the date hereof, no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including without limitation, tax liabilities due or to become due and whether incurred in respect of or measured by any income for any period prior to such date or arising out of transactions entered into or any state of facts existing prior thereto.  The Seller warrants that as of the date hereof, it does not know or have reasonable grounds to know of any basis for the assertion against the Company of any material liability of any nature not fully reflected or reserved against in the Financial Statements or in the explanatory notes thereto.

2.6 The Company has five (5) directors.

2.7 The Seller warrants that she as well as the other    registered stockholders of the Company are the true, bona fide and legal owners in their own right of the respective shares appearing in their names in the books of the Company, and such shares are not being held, wholly or partially, in trust for, or in secret representation, or as nominee(s), of any undisclosed principal or other third party.

3. The Buyer shall pay the capital gains tax as well as the documentary stamp tax in this transaction.

4. The Buyer represents and warrants to the Seller that it shall take full control and responsibility and assume to pay the remaining balance of the subscription price representing unpaid shares of the Seller in the Company.

      IN WITNESS WHEREOF, the parties have hereunto signed this Deed of Sale of Shares of Stock this 31st day of August 2011, in Makati City, Philippines.

/s/ ALICE R. VENTURA
ALICE R. VENTURA
AIM EXPLORATION, INC.

Seller     Represented by:

/s/ GREGORIO P. FORMOSO
GREGORIO P. FORMOSO